Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:
Dan Spiegelman	John Bluth
SVP & Chief Financial Officer	Senior Director, Corporate Communications
(650) 384-8509	(650) 384-8850

Christopher Chai	Carol Harrison
Treasurer & Executive Director, Investor Relations	Fleishman-Hillard
(650) 384-8560	(212) 453-2442

CV THERAPEUTICS INITIATES MERLIN TIMI-36 STUDY OF RANEXA™

PALO ALTO, Calif., October 11, 2004 — CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that it has initiated enrollment in the MERLIN (Metabolic Efficiency with Ranolazine for Less Ischemia in Non-ST Elevation Acute Coronary Syndromes) TIMI-36 study of Ranexa. MERLIN TIMI-36 is being conducted under the U.S. Food and Drug Administration’s (FDA) special protocol assessment (SPA) process, and if successful, could support approval of Ranexa as first-line therapy for patients suffering from chronic angina. This study could also result in approval for treatment of acute coronary syndromes (ACS) and for long-term prevention of ACS.

The MERLIN TIMI-36 study is being conducted by the Harvard-based Thrombolysis In Myocardial Infarction (TIMI) Study Group, under the direction of Eugene Braunwald, M.D. and David Morrow, M.D.

“We are very pleased to begin enrollment in this important study, which could bring us closer to our goal of commercializing Ranexa for a broad population of patients with ischemic conditions such as angina,” said Louis G. Lange, M.D., Ph.D., chairman and chief executive officer of CV Therapeutics, Inc.

If approved, Ranexa would represent the first new class of anti-anginal therapy in the United States in more than 25 years. Chronic angina is a serious and debilitating heart condition, usually associated with coronary artery disease and marked by repeated and sometimes unpredictable attacks of chest pain. It affects approximately 6.8 million people in the United States.

Study Summary

MERLIN-TIMI 36 is a multi-national, double-blind, randomized, placebo-controlled, parallel-group clinical trial designed to evaluate the efficacy and safety of Ranexa during acute and long-term treatment in approximately 5,500 patients with non-ST elevation acute coronary syndromes treated with standard therapy. The primary efficacy endpoint in MERLIN-TIMI 36 is time to first occurrence of any element of the composite of cardiovascular death, myocardial infarction or recurrent ischemia in patients with non-ST elevation ACS receiving standard therapy. The study also evaluates the safety of long-term treatment with Ranexa compared to placebo.

Within 48 hours of the onset of angina due to ACS, eligible hospitalized patients are enrolled in the study and randomized to receive intravenous Ranexa or placebo, followed by long-term outpatient treatment with oral Ranexa or placebo. All patients also receive standard therapy during both hospital-based and outpatient treatment. The oral doses of Ranexa used in MERLIN- TIMI 36 have been studied in previous Phase 3 clinical trials.

Under the SPA agreement, if statistical significance on the primary endpoint is achieved, Ranexa could gain approval for hospital-based treatment of ACS and for long-term prevention of ACS in patients that present at the hospital with ACS and are treated and discharged.

Importantly, under the same SPA agreement, if treatment with Ranexa is not associated with an adverse trend in death or arrhythmia compared to placebo, the large safety database could support potential approval of Ranexa as first-line chronic angina therapy, even if statistical significance on the primary endpoint is not achieved. As part of this SPA agreement, CV Therapeutics also has committed to perform a separate clinical evaluation of higher doses of Ranexa to support potential use as first-line therapy for chronic angina.

The study’s duration will be event driven. It is expected to continue until a pre-specified number of cases of cardiovascular death, myocardial infarction or severe recurrent ischemia have been observed, and a pre-determined number of deaths from any cause have occurred. Approximately 600 study sites worldwide are expected to enroll patients. Based on historical clinical trial information from the TIMI Study Group, preliminary data could be available by the end of 2006.

The SPA process creates a binding written agreement between the sponsoring company and the FDA concerning clinical trial design, clinical endpoints, study conduct, data analysis and other clinical trial issues. It is intended to provide assurance that if pre-specified trial results are achieved, they may serve as the primary basis for an efficacy claim in support of a new drug application (NDA). In general, these assessments are considered binding on the FDA as well as the sponsor unless public health concerns unrecognized at the time the SPA is entered into become evident or other new scientific concerns regarding product safety or efficacy arise.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four compounds in clinical development. CV Therapeutics has received an approvable letter from the FDA relating to its NDA for Ranexa for the potential treatment of chronic angina, and has submitted an application for the approval of ranolazine for the potential treatment of chronic angina to the European Medicines Agency. Regadenoson, a selective A2A-adenosine receptor agonist, is being developed for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. Tecadenoson, an A1-adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. Adentri™, an A1-adenosine receptor antagonist for the potential treatment of heart failure, is being developed by Biogen Idec Inc. For more information, please visit CV Therapeutics’ website at www.cvt.com.

CV Therapeutics is a development-stage company. None of the Company’s products have been approved for marketing by the FDA or any foreign regulatory authorities. Any products of the Company discussed here are currently under investigation in clinical trials subject to United States Investigational New Drug applications, and as applicable, appropriate clinical trial applications to regulatory authorities outside the United States.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development, regulatory review, and commercialization of the company’s products, and the conduct and timing of clinical trials, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the conduct and timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of our products; and other risks detailed from time to time in CVT’s SEC reports, including its most recent Annual Report on Form 10-K, and its most recent Quarterly Report on Form 10-Q. CVT disclaims any intent or obligation to update these forward-looking statements.

# # #